Exhibit 10.19

Silicon Valley Bank

Amendment to Loan Documents

Borrower: Essential	Group, Inc.

                      AmericasDoctor.com Coordinator Services, Inc.

Date: March	23, 2006

THIS AMENDMENT TO LOAN DOCUMENTS (this “Amendment”) is entered into between Silicon Valley Bank (“Silicon”) and the borrowers named above (“Borrower”).

Silicon and Borrower agree to amend the Loan and Security Agreement between them, dated September 27, 2004 (as otherwise previously amended, modified or supplemented, the “Loan Agreement”), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Loan Agreement.)

1. Modified Streamline Agreement. Reference is hereby made to that certain Streamline Facility Agreement between the parties dated March 28, 2005 (the “Streamline Agreement”). The term “Minimum Availability Requirement” as defined in the Streamline Agreement is hereby amended to read as follows: “Borrower maintains unrestricted cash (and cash equivalents) at Silicon plus “Minimum Excess Availability” (as defined in Streamline Agreement) in excess of $2,500,000”.

2. Modified Section Regarding Letters of Credit. Section 1.6 of the Loan Agreement is hereby amended to read as follows:

1.6 Letters of Credit. At the request of Borrower, Silicon may, in its good faith business judgment, issue or arrange for the issuance of letters of credit for the account of Borrower, in each case in form and substance satisfactory to Silicon in its sole discretion (collectively, “Letters of Credit”). The aggregate undrawn and drawn but unreimbursed amount of all Letters of Credit from time to time outstanding shall not exceed the amount shown on the Schedule (the “Letter of Credit Sublimit”), and shall be reserved against Loans (except to the extent the same would constitute Loans hereunder) which would otherwise be available hereunder, and if at any time there are insufficient Loans available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. Borrower shall pay all customary bank charges (including charges of Silicon) for the issuance of Letters of Credit, together with such additional customary fee as Silicon’s letter of credit department shall charge in connection with the issuance of the Letters of Credit. Any payment by Silicon under or in connection with a Letter of Credit shall constitute a Loan hereunder on the date such payment is made. Each Letter of Credit shall have an expiry date no later

Silicon Valley Bank Amendment to Loan Agreement

than thirty days prior to the Maturity Date. Borrower hereby agrees to indemnify and hold Silicon harmless from any loss, cost, expense, or liability, including payments made by Silicon, expenses, and reasonable attorneys’ fees incurred by Silicon arising out of or in connection with any Letters of Credit, other than as arise from Silicon’s own gross negligence or willful misconduct. Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Silicon and opened for Borrower’s account or by Silicon’s interpretations of any Letter of Credit issued by Silicon for Borrower’s account, and Borrower understands and agrees that Silicon shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto, but nothing herein shall relieve Silicon from liability for its own gross negligence or willful misconduct. Borrower understands that Letters of Credit may require Silicon to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold Silicon harmless with respect to any loss, cost, expense, or liability incurred by Silicon under any Letter of Credit as a result of Silicon’s indemnification of any such issuing bank, other than as arise from Silicon’s own gross negligence or willful misconduct. The provisions of this Loan Agreement, as it pertains to Letters of Credit, and any other Loan Documents relating to Letters of Credit are cumulative.

3. Modified Credit Limit. Section 1 of the Schedule to Loan and Security Agreement is hereby amended to read as follows:

1. CREDIT LIMIT (Section 1.1):

(B) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit except to the extent the same constitute Loans hereunder), and minus (C) the FX Reserve, and minus (D) all outstanding amounts for Cash Management Services utilized under the Cash Management Services Sublimit. Notwithstanding the foregoing, the Maximum Credit Limit set forth above will be increased from “$6,000,000” to “$7,000,000” upon Borrower’s receipt of at least $2,000,000 cash proceeds from the issuance of new equity securities or subordinated debt after the date of this Amendment.

Loans will be made to each Borrower based on the Eligible Accounts of each Borrower, subject to the Maximum Credit Limit set forth above for all Loans to all Borrowers combined.

Silicon Valley Bank Amendment to Loan Agreement

An amount equal to (A) the lesser of the Maximum Credit Limit or the Borrowing Base, minus (B) the FX Reserve, and minus (C) all outstanding amounts for Cash Management Services utilized under the Cash Management Services Sublimit, and minus (D) all outstanding Loans; provided that the total of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit except to the extent the same constitute Loans hereunder), and the FX Reserve, and all outstanding amounts for Cash Management Services utilized under the Cash Management Services Sublimit may not exceed $250,000.

Cash Management Sublimit:	An amount equal to (A) the lesser of the Maximum Credit Limit or the Borrowing Base, minus (B) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit except to the extent constitute Loans hereunder), and minus (C) the FX Reserve, and minus (D) all outstanding Loans; provided that the total of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit except to the extent the same consitute Loans hereunder), and the FX Reserve, and all outstanding amounts for Cash Management Services utilized under the Cash Management Services Sublimit may not exceed $250,000.

Cash Management Services:	Borrower may use up to the Cash Management Sublimit above, for Silicon’s Cash Management Services (as defined below), including, merchant services, business credit card, ACH and other services identified in the cash management services agreement related to such service (the “Cash Management Services”). Silicon may charge to Borrower’s Loan account, any amounts that may become past due or owing to Silicon in connection with the Cash Management Services. Borrower agrees to execute and deliver to Silicon all standard form applications and agreements of Silicon in connection with the Cash Management Services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Silicon in connection with the Cash Management Services. The Cash Management Services shall terminate on the Maturity Date.

Silicon Valley Bank Amendment to Loan Agreement

Foreign Exchange Contract Sublimit:	An amount equal to (A) the lesser of the Maximum Credit Limit or the Borrowing Base, minus (B) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit except to the extent the same constitute Loans hereunder), and minus (C) all outstanding amounts for Cash Management Services utilized under the Cash Management Services Sublimit, and minus (D) all outstanding Loans; provided that the total of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit except to the extent the same constitute Loans hereunder), and the FX Reserve, and all outstanding amounts for Cash Management Services utilized under the Cash Management Services Sublimit may not exceed $250,000.

FX Reserve:	Borrower may enter into foreign exchange forward contracts with Silicon, on its standard forms, or on other forms acceptable to both Silicon and Borrower, under which Borrower commits to purchase from or sell to Silicon a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contracts”); provided that (1) at the time the FX Forward Contract is entered into Borrower has Loans available to it under this Agreement in an amount at least equal to 10% of the amount of the FX Forward Contract; and (2) the total FX Forward Contracts at any one time outstanding may not exceed 10 times the amount of the FX Sublimit set forth above. The “FX Reserve” shall be a reserve (which shall be in addition to all other reserves) in an amount equal to 10% of the total FX Forward Contracts from time to time outstanding. Silicon may, in its discretion, terminate the FX Forward Contracts at any time that an Event of Default occurs and is continuing. Borrower shall execute all standard form applications and agreements of Silicon, or on other forms acceptable to both Silicon and Borrower, in connection with the FX Forward Contracts, and without limiting any of the terms of such applications and agreements, Borrower shall pay all standard fees and charges of Silicon in connection with the FX Forward Contracts.

Silicon Valley Bank Amendment to Loan Agreement

4. Amendment to Interest Rate. The clause in Section 2 of the Schedule to Loan and Security Agreement that currently reads as follows:

Interest Rate (Section 1.2):

A rate equal to the “Prime Rate” in effect from time to time, plus 1.0% per annum, provided, however, if Borrower’s Adjusted Quick Ratio, determined on a consolidated basis, is less than 0.75 to 1.0 as of the end of any given month, then a rate equal to the “Prime Rate” in effect from time to time, plus 2.0% per annum until such time as Borrower’s Adjusted Quick Ratio, determined on a consolidated basis, equals or exceeds 0.75 to 1.0 as of the end of any given month in which instance, the applicable interest rate will revert to a rate equal to the “Prime Rate” in effect from time to time, plus 1.0% per annum, provided, further, that the interest rate in effect on any day shall not be less than 5.5% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. As used in this Agreement, “Prime Rate” means the interest rate announced from time to time by Silicon as its “prime rate” (which is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon). The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

is hereby amended to read as follows:

Interest Rate (Section 1.2):

A rate equal to the “Prime Rate” in effect from time to time, plus 1.0% per annum, provided, however, if Borrower’s Adjusted Quick Ratio, determined on a consolidated basis, is less than 0.75 to 1.0 as of the end of any given month, then a rate equal to the “Prime Rate” in effect from time to time, plus 2.25% per annum until such time as Borrower’s Adjusted Quick Ratio, determined on a consolidated basis, equals or exceeds 0.75 to 1.0 as of the end of any given month, in which instance the applicable interest rate will revert to a rate equal to the “Prime Rate” in effect from time to time, plus 1.0% per annum, provided, further, that the interest rate in effect on any day shall not be less than 5.5% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. As used in this Agreement, “Prime Rate” means the interest rate announced from time to time by Silicon as its “prime rate” (which is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon). The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

Silicon Valley Bank Amendment to Loan Agreement

5. Modified Maturity Date. Section 4 of the Schedule to Loan and Security Agreement is hereby amended to read as follows:

4. MATURITY DATE

    (Section 6.1): September 27, 2007.

6. Modified Minimum Tangible Net Worth Financial Covenant. The Minimum Tangible Net Worth Financial Covenant set forth in Section 5 of the Schedule to Loan and Security Agreement is hereby modified to read as follows:

Minimum Tangible Net Worth:	Borrower shall maintain a Tangible Net Worth of not less than the following:

For each of the months ending January 31, 2006, February 28, 2006 and March 31, 2006: <$5,500,000>;

For each of the months ending April 30, 2006, May 31, 2006 and June 30, 2006: <$6,000,000>;

For each of the months ending July 31, 2006, August 31, 2006 and September 30, 2006: <$6,500,000>;

For each of the months ending October 31, 2006, November 30, 2006 and December 31, 2006: <$6,500,000>; and

For each month ending thereafter: <$6,500,000> plus 75% of the Borrower’s Net Income (as defined below) in each fiscal quarter ending on and after March 31, 2007.

Increases in the Minimum Tangible Net Worth Covenant based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth Covenant be decreased.

7. Amendment to Adjusted Quick Ratio Financial Covenant. The Adjusted Quick Ratio Financial Covenant set forth in Section 5 of the Schedule to Loan and Security Agreement is hereby amended to read as follows:

Adjusted Quick Ratio:	For each of the months ending January 31, 2006, February 28, 2006 and March 31, 2006: Borrower shall maintain an Adjusted Quick Ratio of not less than 0.65 to 1.0;

Silicon Valley Bank Amendment to Loan Agreement

For each of the months ending April 30, 2006, May 31, 2006 and June 30, 2006: Borrower shall maintain an Adjusted Quick Ratio of not less than 0.60 to 1.0;

For each of the months ending July 31, 2006, August 31, 2006, September 30, 2006, October 31, 2006, November 30, 2006 and December 31, 2006: Borrower shall maintain an Adjusted Quick Ratio of not less than 0.55 to 1.0; and

For each month ending thereafter: Borrower shall maintain an Adjusted Quick Ratio of not less than 0.60 to 1.0.

8. Addition of Profitability Financial Covenant. The following Profitability Financial Covenant is hereby added to Section 5 of the Schedule to Loan and Security Agreement and shall read as follows:

Profitability:	Borrower shall have a positive Net Income for the fiscal quarter ending March 31, 2007.

For purposes of the foregoing, the term “Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

9. Consent to Reverse Stock Split. Notwithstanding anything to the contrary in the Loan Agreement, Silicon hereby consents to Borrower’s reverse-stock-split of its equity securities prior to December 31, 2006 and for the Borrower to incur up to $500,000 of related cash expenses provided that no Default or Event of Default has occurred or is continuing, both before and after giving effect to the incurrence of such related cash expenses.

10. Consent to Subordinated Debt. Notwithstanding anything to the contrary in the Loan Agreement, Silicon hereby consents to the Borrower issuing up to $5,000,000 in subordinated debt, which debt may be secured by a lien on any or all of Borrower’s assets, provided that the holders of such subordinated debt execute and deliver to Silicon, on Silicon’s standard form with such changes thereto as are acceptable to Silicon in its good faith business judgment, a subordination agreement pursuant to which the debt owed by Borrower to the holders of the subordinated debt will be fully subordinated to the Obligations and the lien, if any, granted to the holders of the subordinated debt will be fully subordinated to the lien granted in favor of Silicon. Regularly scheduled payments of interest will be allowed to be made to the holders of the subordinated debt provided that there is no Default or Event of Default both before and after giving effect to such payments.

11. Consent to New Equipment Financing. Notwithstanding anything to the contrary in the Loan Agreement, Silicon hereby consents to the Borrower incurring up to $1,000,000 in equipment financing indebtedness which financing may be secured by (i) a lien on

Silicon Valley Bank Amendment to Loan Agreement

the specific financed equipment and/or (ii) a lien on any or all of Borrower’s other assets. If secured by a lien on assets described in clause (ii) above, then the equipment financier must execute and deliver to Silicon, on Silicon’s standard form with such changes thereto as are acceptable to Silicon in its good faith business judgment, a subordination agreement pursuant to which the debt owed by Borrower to the equipment financier will be fully subordinated to the Obligations and the general lien granted to the equipment financier will be fully subordinated to the lien granted in favor of Silicon.

12. Condition Precedent. As a condition precedent to this Amendment becoming effective, the Borrower must receive (and provide written evidence satisfactory to Silicon of) a signed commitment letter from a third-party acceptable to Silicon for financing of at least $500,000.

13. Fee. In consideration for Silicon entering into this Amendment, Borrower shall pay Silicon a fee in the amount of $62,500 (the “Fee”), payable as follows: (i) $10,000 payable upon the execution hereof and (ii) $52,500 payable on September 27, 2006. The Fee shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents. Silicon is authorized to charge said Fee to Borrower’s loan account.

14. Representations True. Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date).

15. General Provisions. This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed. From and after the date hereof, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “herein,” “hereof,” or words of like import, and each reference in any other Loan Document to the Loan Agreement or to any term, condition or provision contained “thereunder,” “thereof,” “therein,” or words of like import, means and is a reference to the Loan Agreement (or such term, condition or provision, as applicable) as amended, supplemented, restated or otherwise modified by this Amendment.

Borrower:		Silicon:

ESSENTIAL GROUP, INC.		SILICON VALLEY BANK

By	/s/ Dennis N. Cavender	By	/s/ Janice Galbavy
	President or Vice President		Title Relationship Manager

Silicon Valley Bank Amendment to Loan Agreement

Borrower:

AMERICASDOCTOR.COM COORDINATOR SERVICES, INC.

By	/s/ Dennis N. Cavender
President or Vice President